EXHIBIT 3.1 TO FORM 10-QSB






                           LOAN AND SECURITY AGREEMENT


                                 by and between


                                  Phymed, Inc.

                                   as Borrower

                                       and

                               Patrick A. Luckett

                                    as Lender

                              and George C. Barker

                                  as Guarantor



                                  $800,000.00



                               September 21, 1993












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                                TABLE OF CONTENTS
                                -----------------
                                                                         Page
                                                                         ----

ARTICLE 1.

      DEFINITIONS AND REFERENCES
       .....................................................................5

ARTICLE 2.

      THE LOAN.............................................................11
      Section 2.1.         Maximum Principal Debt..........................11
      Section 2.2.         Note............................................11
      Section 2.3          Interest Rate...................................11
      Section 2.4          Proceeds........................................11
      Section 2.5          Term............................................11
      Section 2.6.         Voluntary Prepayment............................11
      Section 2.7          Mandatory Prepayments...........................11

ARTICLE 3.

      INTEREST.............................................................12
      Section 3.1.         Computation of Interest.........................12
      Section 3.2.         Maximum Interest................................12
      Section 3.3.         Interest after Default..........................13

ARTICLE 4.

      PAYMENT..............................................................13
      Section 4.1.         Payment.........................................13
      Section 4.2          Place of Payment................................13
      Section 4.3          Payment Due on Non-Business Days................13
      Section 4.4          Principal and Interest Payments.................13

ARTICLE 5

      CONDITIONS TO FUNDING................................................14
      Section 5.1.         Closing Conditions..............................14
      Section 5.2.         Conditions to Each Advance......................16

      REPRESENTATIONS AND WARRANTIES.......................................17

      COVENANTS OF BORROWER AND GUARANTORS.................................22

      SECURITY AGREEMENT...................................................30
         EVENTS OF DEFAULT AND REMEDIES....................................32



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      MISCELLANEOUS........................................................38





EXHIBITS

A.    Form of Note
B.    Form of Opinion of Counsel to Borrower
C.    Form of Guaranty Agreement
D.    Form of Waiver and Consent of Landlord





















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                           LOAN AND SECURITY AGREEMENT


      THIS LOAN AND SECURITY AGREEMENT (this "Agreement") is made as of the ____ day of September 21, 1993 [sic], between Phy. Med., Inc., a Texas corporation ("Borrower"), Patrick A. Luckett, ("Lender") and George C. Barker ("Guarantor").


                              W I T N E S S E T H:


      WHEREAS, Borrower, Phy.Med., Inc. Employee Stock Ownership Plan ("ESOP") have agreed to purchase from Patrick A. Luckett 500 shares of stock ownership interest in Borrower for Two Million Dollars ($2,000,000.00); and

      WHEREAS, Patrick A. Luckett has agreed to sell 200 shares of his stock ownership interest in Borrower to Borrower for Eight Hundred Thousand Dollars ($800,000.00) and 300 shares of his stock ownership interest in Borrower to ESOP for One Million Two Hundred Thousand Dollars ($1,200,000.00); and

      WHEREAS, Borrower has agreed to pay for the stock it is purchasing with the Note, as hereinafter defined; and

      WHEREAS, ESOP has agreed to pay for the stock with a note and security agreement to be executed in conjunction with the execution of this Agreement;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, Lender and Guarantor hereby agree as follows:


                                   ARTICLE 1.

                           DEFINITIONS AND REFERENCES

      The following definitions shall apply to the following terms wherever used in the Loan Documents (as hereinafter defined), except where the terms are expressly defined otherwise or where the context clearly requires otherwise:

      "Account Debtor" means any Person or Persons having a contractual arrangement with Borrower as the primary obligor(s) and any cosigner(s) on or in respect of any Receivable.




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      "Advance"  means extension of credit as part of the Purchase Price for the purchase of the Stock in the amount of $800,000.00.

      "Advance Date" means the date of this Agreement.

      "Affiliate" means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person, including but not limited to any parent, subsidiary, joint venture or partnership and any other entity or corporation at least fifteen percent (15%) of the voting shares or assets of which are owned directly or indirectly by Borrower or any or all, in the aggregate or individually, guarantor.

      "Agreement" means this Loan and Security Agreement, with any and all exhibits and schedules attached hereto and all written and executed amendments, supplements and modifications hereof.

      "Base Interest Rate" means the rate of ten percent (10%) per annum.

      "Blocked Accounts" means the accounts described in Section 2.10 hereof.

      "Borrower" means Phymed, Inc., a Texas corporation.

      "Business Day" means a day, other than a Saturday or Sunday, on which commercial banks are open for business with the public in Dallas, Texas.

      "Capital Expenditures" means all of Borrower's capital expenditures, including, but not limited to, the purchase of vehicles, real estate, buildings and leasehold interests.

      "Closing Date" means the date referred to in the preamble of this Agreement, which shall be the effective date of this Agreement.

      "Code" means the Internal Revenue Code of 1986, as amended from time to time, together with all regulations, rulings and interpretations thereof and thereunder by the Internal Revenue service or its successor.

      "Collateral" means all property of any kind which is subject to a Lien in favor of Lender.

      "Compensation" means the entire amount of salaries and wages paid on a calendar year basis including, but not limited to, overtime payments and commissions before reductions on account of any withholding, such as income taxes and social security taxes, and also including management fees, consulting fees, non-business related expenses, bonuses, dividends or other distributions on equity securities, vehicle, clothing or other allowances, insurance premiums, retirement benefits and contributions to pension or profit sharing plans and any other prerequisites of employment or ownership but excluding reasonable expense account allowances.



      "Debt"  means,  as  to  any  Person,  all  indebtedness, liabilities   and
obligations of such Person,

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excluding unearned or deferred revenues, whether primary or secondary, direct or indirect, absolute or contingent.

      "Default Rate" means the lesser of the Base Rate plus four percent (4%) per annum or the Highest Lawful Rate.

      "EBITDA" means Borrower's Net Income plus (a) interest expense, (b) tax expenses (but less tax refunds), (c) depreciation expense and (d) amortization expense.

      "Environmental Activity" shall mean any storage, holding, manufacture, emission, discharge, generation, processing, treatment, abatement, removal, disposition, handling, transportation or disposal, or any actual, proposed or threatened release of any "{Hazardous Materials" from, under, into or on any property now or formerly owned, leased, or operated by the Borrower, including but not limited to (i) the migration or emanation of "Hazardous Materials" from such property onto or into the environment beyond the physical boundaries of the property; (ii) the off-site disposal of Hazardous Materials from such property' and (iii) including but not limited to activity occurring in connection with ambient air, surface and subsurface soil conditions, and all surface and subsurface waters.

      "Environmental Condition" shall mean (i) the presence or existence in, on, at, or under any property now or formerly owned, leased, or operated by the Borrower of any Hazardous Materials, underground or above-ground storage tanks, wells, covered-over surface impoundments or similar areas, any "facility," as that term is defined under applicable Environmental Requirements, or wetlands and (ii) the presence or existence in, on, at, or under the environment beyond the physical boundaries of such property of any Hazardous Materials, which migrated or emanated from the property.

      "Environmental Costs" shall mean any of the following which arise in any manner in connection with Environmental Activity or an Environmental Condition, regardless of whether based in contract, tort, implied or express warranty, strict liability, Environmental Requirement or otherwise: all liabilities, losses, judgments, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, the reasonable fees and disbursements of legal counsel and environmental consultants, all costs related to the performance of any required or necessary assessments, investigations, remediation, response, containment, closure, restoration, repair, cleanup or detoxification of any property now or formerly owned, leased, or operated by the Borrower or any part thereof, the preparation and implementation of any maintenance, monitoring, closure, remediation, abatement or other plans required by an environmental agency or by Environmental
Requirements and any other costs recovered or recoverable under any Environmental Requirement), fines, penalties or monetary sanctions. Environmental Costs shall include, without limitation, damages for personal injury or death, or injury to property or to natural resources.

      "Environmental Requirements" shall mean all Laws relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or "Hazardous Materials" into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

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      "ERISA"  means the Employee  Retirement  Income  Security Act of 1974,  as
amended from time to time, together with all rules and regulations promulgated with respect thereto.

      "ERISA Plan" means any pension benefit plan subject to Title IV of ERISA maintained by Borrower or any Affiliate thereof to which Borrower is required to contribute.

      "Event of Default" has the meaning given it in Section 9.1.

      "Fiscal Year" means a twelve-month period ending on December 31, of any year.

      "GAAP" means those generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants or in statements of the Financial Accounting Standards Board and/or their successors which are applicable in the circumstances as of the date in question, and the requisite that such principles be applied on a consistent basis means that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period.

      "Guarantor" means any Person which has guaranteed, or may in the future guarantee, some or all of the Indebtedness including, without limitation, the following: George C. Barker.

      "Guaranty" means the Guaranty Agreement, as may be amended from time to time, executed by the Guarantor in connection herewith substantially in the form of Exhibit "C" hereto.

      "Hazardous Materials" shall mean any substance which is or contains (i) any "hazardous substance" as now or hereafter defined in ss.101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA") (42 U.S.C. ss.9601 et seq.) or any regulations promulgated under CERCLA; (ii) any "hazardous waste" as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. ss.6901 et seq.) ("RCRA") or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. ss.2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls;
(vii) radon gas; and any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under environmental Requirements or the common law, or any other applicable laws relating to any property owned, leased, or operated by Borrower. Hazardous Materials shall include, without limitation, any substance the presence of which on such property (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on adjacent property or poses or threatens to pose a hazard to the health or safety of persons on any such property or adjacent property; or (C) which, if it emanated or migrated from such property, could constitute a trespass.





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      "Highest Lawful Rate" means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loan under the Laws of the United States and the Laws of such states as may be applicable thereto which are presently in effect or, to the extent allowed by Law under such applicable Laws of the United States and the Laws of such states, which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable Laws now allow.

      "Indebtedness" means the sum of all Debt from time to time owing by Borrower to Lender under or pursuant to any of the Loan Documents.

      "Inventory" means all goods in operable or repairable condition, new or used, of whatever kind or nature, wherever located, now owned or hereafter acquired, and all returns, repossessions, exchanges, substitutions, replacements, attachments, parts, accessories and accessions thereto and thereof, and all other goods used or intended to be used in conjunction therewith, held for lease or rental in the ordinary course of the business of Borrower, and all proceeds thereof (whether in the form of cash, instruments, chattel paper, general intangibles, accounts or otherwise).

      "Law or Laws" means statute(s), law(s), ordinance(s), regulation(s), order(s), writ(s), injunction(s) or decree(s) of any political or governmental body or Tribunal (federal, state, county, municipal, foreign, or domestic or otherwise) having competent jurisdiction.

      "Lender" means Patrick A. Luckett, or any successor thereto or assignee thereof.

      "Lien" means, with respect to any property or assets, any right or interest therein of a creditor to secure Debt owed to him or any other arrangement with such creditor which provides for the payment of such Debt out of such property or assets or which allows him to have such Debt satisfied out of such property or assets prior to the general creditors of any owner thereof, including without limitation, any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, or any other charge or encumbrance, whether arising by law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business.

      "Loan" means the loan made by Lender pursuant to Article 2 and evidenced by the Note.

      "Loan Maturity Date" means ______________, unless the Loan is terminated prior to such date, pursuant to Section 9.2.

      "Loan Documents" means this Agreement, the Note, the Guaranty and all other agreements, certificates, legal opinions and other documents, instruments and writings (other than term sheets, commitment letters, or similar documents used in the negotiation hereof) heretofore or hereafter delivered in connection herewith or therewith.

      "Maximum Principal Debt" means the maximum amount to be advanced by Lender hereunder as determined in accordance with Section 2.1 hereof.

      "Monthly Payment Date" means the tenth (10th) day of each calendar month during the term of

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this Agreement.

      "Net Income" means, for any period for which the amount thereof is to be determined, the gross revenues of Borrower on a consolidated basis for such period less all expenses and other proper charges (including taxes on income), determined in accordance with GAAP but excluding any extraordinary gain or loss as determined in accordance with GAAP.

      "Net Worth" means the total stockholder's equity of Borrower, as determined in accordance with GAAP, including, but not limited to, contributed capital stock, additional paid in capital and current and prior period retained earnings less treasury stock and shareholder distributions.

      "Note" means the promissory note of Borrower, dated as of the Closing Date and substantially in the form of Exhibit "A", duly executed and delivered to Lender by Borrower and payable to the order of Lender in the principal amount of $800,000.00, as modified or extended from time to time, and any promissory note issued in exchange or replacement therefor.

      "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

      "Person" means an individual, corporation, partnership, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

      "Plan" means any employee benefit plan as defined in Section 3(3) of ERISA and maintained by Borrower or an Affiliate of Borrower or any such Plan to which Borrower or any of its Affiliates is required to contribute on behalf of any of its employees or has within the preceding five (5) years made contributions.

      "Potential Event of Default" means any event or condition which with notice of the lapse of time or both would give rise to an Event of default.

      "Receivables" means all of Borrower's right to payment arising out of or related to the lease or rental of Inventory by the Borrower in the ordinary course of business, including, but not limited to, all accounts, installment sales contracts, accounts receivable, instruments, chattel paper and contract rights, now owned or hereafter acquired by Borrower, and all proceeds therefrom.

      "Reportable Event" means a reportable event as defined in Title IV of ERISA.

      "Stock" means 200 shares of common stock of Phymed, Inc. held in the name of Lender and transfer to Borrower of even date herewith pursuant to the Stock Purchase Agreement.

      "Stock Purchase Agreement" means that certain Stock Purchase Letter Agreement executed by Borrower, Guarantor and Lender, dated April 27, 1993, for the purchase of the Stock by Borrower from Lender.

      "Termination Event" means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Sections 4043(b)(5) or (6) of ERISA or (ii) any other reportable event

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described in Section 4043(b) of ERISA other than a reportable  event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) of ERISA, or (b) the withdrawal of Borrower or of any Affiliate of Borrower from an ERISA Plan during a plan year in which it was a "substantial employer" as defined in
Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under
Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

      "Tribunal"  means  any  agency,  board,   business,   commission,   court,
department, instrumentality or tribunal of any political or government authority having competent legislative, judicial or arbitral jurisdiction."

                                   ARTICLE 2.

                                    THE LOAN

      Section 2.1. Maximum Principal Debt. Subject to the terms and conditions of this Agreement, Lender agrees to make the Advance, pursuant to this Article 2.

      Section 2.2. Note. The Loan made by Lender pursuant to this Article 2 shall be evidenced by the Note.

      Section 2.3 Interest Rate. The outstanding principal balance of the Note shall accrue interest at the Base Interest Rate.

      Section 2.4 Proceeds. The repayment hereunder of the Loan is for the payment of $800,000.00 of the purchase price for the purchase of the Stock.

      Section 2.5 Term. The Loan shall be due and payable according to the terms of the Note but no later than the Loan Due Date.

      Section 2.6. Voluntary Prepayment. At its option on any Business Day, Borrower may prepay to Lender the principal balance of the Loan in whole or in part; provided, however, that any partial voluntary prepayment of principal shall be applied to principal payments due in the reverse order of maturity (i.e.: the last principal payment due shall be credited first).

      Section 2.7    Mandatory  Prepayments.  In  the   event  Borrower   sells,
transfers, assigns or otherwise disposes of all or any portion of the Collateral, other than in the ordinary course of business, Borrower shall pay immediately to Lender the proceeds of any such sale, transfer or assignment as a prepayment of principal of the Loan. Additionally, in the event Borrower makes a distribution of earnings to its shareholders (excluding any contribution to a deferred compensation plan indicating an employee stock ownership plan), Borrower shall pay immediately to Lender an amount equal to such distribution to its shareholders as a prepayment of principal of the Loan.

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                                   ARTICLE 3.

                                    INTEREST

      Section 3.1. Computation of Interest. Subject to the provisions of Section 3.2, all interest payable hereunder shall be computed for the actual number of days elapsed during any period for which interest is calculated (including the first day and excluding the last day) on the basis of a year consisting of three hundred sixty (360) days. The interest payable on the outstanding principal balance of the Loan shall be calculated by first determining the amount of interest on the principal balance of the Loan outstanding from time to time at the Base Interest Rate hereunder from the Closing Date through the date of determination, then deducting the aggregate amount of interest previously paid on such principal balance from time to time to determine the amount of interest then payable. The principal balance of the Loan for the purpose of computing interest shall be the principal balance of the Loan at the end of any Business Day on which interest shall be computed hereunder.

      If a rate of interest applicable to the Loan at any time would exceed the Highest Lawful Rate but for the limitation contained in section 3.2, then the actual rate of interest to accrue on the unpaid principal amount of the Loan shall be limited to the Highest Lawful Rate, but any subsequent reductions in such applicable rate shall not reduce the interest rate payable upon the unpaid amount thereof below the Highest Lawful Rate until such time as the total amount of interest accrued on the unpaid principal amount of the Loan equals the amount of interest that would have accrued if such applicable rate had at all times been in effect.

      Section 3.2. Maximum Interest. It is the intention of the parties hereto to conform strictly to the usury Laws in force that apply to this transaction. Accordingly, all agreements among the parties hereto (including, without limitation, the Loan Documents), whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of the Loan or otherwise, shall the interest (and all other sums that are deemed to be interest) contracted for, charged or received by Lender with respect to the Loan and the Note, exceed the Highest Lawful Rate. If, from any circumstance whatsoever, interest under the Loan and/or the Note would otherwise be payable in excess of the Highest Lawful Rate, and if from any circumstance Lender shall ever receive anything of value deemed interest by applicable Law in excess of the Highest Lawful Rate, then Lender's receipt of such excess interest shall be deemed a mistake and the same shall, so long as no Event of Default shall be continuing, at the option of Borrower, either be repaid to Borrower or credited to the unpaid principal; provided, however, that if an Event of Default shall have occurred and be continuing, and Lender shall receive excess interest during such period, then Lender shall have the option of either crediting such excess amount to principal or refunding such excess amount to Borrower. If the Loan is prepaid or the maturity of the Loan is accelerated by reason of an election of Lender, then unearned interest, if any, shall be canceled and, if theretofore paid, shall either be refunded to Borrower or credited on the Loan, as the Lender elects. All interest paid or agreed to be paid to Lender shall, to the extent allowed by applicable Law, be amortized, prorated, allocated, and spread throughout the full period until payment in full of the principal (including the period of any renewal or extension) so that the interest for such full period shall not exceed the Highest Lawful Rate. Notwithstanding that the

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parties  hereto in good faith deem each and every fee provided by this Agreement to be a bona fide fee for services rendered and to be rendered separate and apart from the lending of money or the provision of credit, if any such fee is ever determined by a Tribunal or by Lender to constitute interest, then the treatment of such fee for usury purposes shall be controlled by the provisions of this Section 3.2

      Section 3.3. Interest after Default. Subject to Section 3.2 above, past due principal, interest, fees, expenses and other sums due Lender from Borrower shall accrue interest at the Default Rate until paid.


                                   ARTICLE 4.

                                     PAYMENT

      Section 4.1. Payment. All payments and prepayments of principal, interest and other charges or fees hereunder shall be made in lawful currency of the United States of America in immediately available funds, without setoff, counterclaim or deduction of any kind. Funds received later than 10:00 a.m. Dallas, Texas time shall be deemed to have been received by Lender on the following Business Day. Notwithstanding the foregoing, all items of payment, solely for the purpose of determination of a Potential Event of Default or an Event of Default, shall be deemed received upon actual receipt by Lender unless the same is subsequently dishonored for any reason.

      Section 4.2 Place of Payment. All payments and prepayments of principal, interest and other charges hereunder to Lender shall be made at the principal office of Lender in Dallas, Texas or at such other location as Lender shall direct or upon Lender's request in accordance with Section 2.10 hereof.

      Section 4.3 Payment Due on Non-Business Days. If any payment of principal or interest on the Note, or if any other payment or fee provided for in the Loan Documents, falls due on a day other than a Business Day, then such due date will be extended to the next succeeding Business Day, unless otherwise required by the provisions of this Agreement, and interest will accrue through the actual date of such payment and be payable by Borrower in respect of any such extension of principal.

      Section 4.4 Principal and Interest Payments. Principal and interest payments shall be due and payable as required in the Note pursuant to the terms and provisions hereof.

                                    ARTICLE 5

                              CONDITIONS TO FUNDING

      Section 5.1. Closing Conditions. The obligation of Lender to make the Advance with respect to the Loan is conditioned upon prior satisfaction of all requirements set forth in this Article 5 and upon the prior receipt by Lender of the documentation set forth in this Section 5.1 (all of which shall be satisfactory to Lender in its sole discretion):

         (a) Articles of Incorporation and Certificates. Copies of the Articles of Incorporation, and all amendments thereto, of Borrower, to be accompanied by (i) a certificate of the Secretary of State of the state of incorporation of Borrower dated not more than thirty (30) days prior to the Closing Date, to the effect that such copies are correct and complete, and (ii) a certificate of the Secretary of Borrower, dated as of the Closing Date, to the effect that each such copy is correct and complete and that no changes have occurred therein after the dates of the foregoing official certificates;

         (b) Bylaws. Copies of the bylaws, and all amendments thereto, of Borrower, to be accompanied by a certificate, dated as of the Closing Date, of the Secretary of Borrower that each such copy is correct and complete.

         (c) Good Standing. A certificate of the Comptroller or other appropriate officer of the state of incorporation of Borrower bearing a date not more than ten (10) days prior to the Closing Date, to the effect that borrower is in good standing in the state of incorporation of Borrower.

         (d) Existence. A certificate of the Secretary of State or other appropriate officer of the state of the state of incorporation of Borrower bearing a date not more than ten (10) days prior to the Closing Date, to the effect that Borrower is a corporation duly organized and existing under the laws of the state of incorporation of Borrower;

         (e) Incumbency. A certificate of incumbency naming all officers of Borrower who will be authorized to execute or attest any of the loan documents on behalf of Borrower executed by the Secretary of Borrower, together with specimen signatures, dated as of the Closing Date;

         (f) Resolutions. Copies of resolutions of the Board of Directors of Borrower, satisfactory to Lender, approving the execution of this Agreement and such of the Loan Documents to which Borrower is a party and authorizing the performance of the obligations of Borrower contemplated in this Agreement and in such other Loan Documents, accompanied by a certificate of the Secretary of Borrower, dated as of the Closing Date, that such copies are complete and correct copies of resolutions duly adopted at a meeting of such Board of Directors, and that such resolutions have not been amended, modified or revoked in any respect, and are in full force and effect as of the Closing Date;

         (g) Other Certificates. Certificates of Borrower's good standing and qualification to do business, issued by appropriate officials in any state in which Borrower owns property subject to the Loan Documents;

         (h) Stock Purchase Documents. Documents which evidence the sale of the Stock, including but not limited to, the Stock Purchase Agreement;

         (i) Insurance. Evidence of endorsements or riders in favor of Lender for all insurance policies maintained by Borrower in accordance with the requirements of Section 6.20, together with loss payee endorsements from such insurance companies with respect to insurance in favor of Lender which provide that (i) the policy will remain in force for the benefit of Lender for at least thirty (30) days after Lender receives written notice of cancellation of same; (ii) the insurance carrier will not reduce or cancel the policy at the request of the insured or amend the endorsement or delete it without at least thirty (30) days prior written notice being received by Lender; and (iii) the insurance cannot be invalidated as to Lender by any act or neglect of the insured;

         (j) Vehicle Titles. Evidence of the notation of the Lien of Lender on all certificates of title for all motor vehicles owned by Borrower;

         (k) Note.  The Note;

         (l) Guaranty. From the Guarantor, an absolute and unconditional guaranty of the timely repayment of the Indebtedness (or a portion thereof) and the due and punctual performance of the obligations of Borrower hereunder, which shall be satisfactory to Lender in form and substance. Borrower will cause each Guarantor to deliver to Lender, simultaneously with his delivery of such guaranty, written evidence satisfactory to Lender and his counsel that such Guarantor has taken all action necessary to duly approve and authorize his execution, delivery and performance of such guaranty and any other documents which he is required to execute, and that such guaranty is valid, binding, and enforceable in accordance with its terms;

         (m) Stock Pledge Agreement. A Stock Pledge Agreement executed by the Guarantor in favor of Lender.

         (n) Opinion of Counsel. An executed opinion of counsel to Borrower and Guarantor, dated as of the Closing Date and substantially in the form of Exhibit "B" and to such other matters as Lender may reasonably request;

         (o) Financing Statements, etc. All financing statements, mortgages, deeds of trust and all other documents or instruments requested by Lender to evidence the Liens granted by Borrower pursuant to the Loan Documents, duly executed by the Borrower;

         (p) Releases. Duly executed UCC-3 termination statements or similar documents with respect to prior Liens on the Collateral;

         (q) Leases. Copies of all leases (the "Leases") granting Borrower the right to occupy each location at which it is conducting business;

         (r) Waiver and Consent of Landlord. A Landlord's Lien Waiver and Consent for each Lease, substantially in the form of Exhibit "D" hereto; and

         (s) Other Documents. Any and all other documents or certificates reasonably requested by Lender in connection with the execution of this Agreement.

      Section 5.2. Conditions to Each Advance. In addition to the conditions precedent stated elsewhere herein, Lender shall not be obligated to make an Advance unless:

         (a) Advance Request. By the time specified in Section 2.4, Borrower shall have delivered an Advance Request, duly executed, for such Advance containing the certifications required herein;

         (b)  Representations.   The  representations  and  warranties  made  by
      Borrower in any Loan Document are true and correct in all material respects at and as if made as of the Advance Date;

         (c) Articles of Incorporation and Bylaws. Lender shall have received current copies of the items required to be delivered by Sections 5.1(a) and (b) hereof if there has been any amendment to or revision of any such items;

         (d) No Default. On the Advance Date, no Event of Default, or Potential Event of Default, has occurred and is continuing or would be caused by the requested Advance;

         (e) Compliance with Provisions. Borrower shall have performed and complied in all material respects with all agreements and conditions required to be performed or complied with by it herein or in any of the Loan Documents at or prior to the time of the Advance;

         (f) Necessary Approvals. All necessary authorizations and approvals by or from any governmental agency or other third party to the transactions contemplated by this Agreement required of Borrower shall have been duly obtained and shall be in full force and effect on the Advance Date;

         (g) Additional Evidence. If requested by Lender, Borrower shall have delivered to Lender a certificate reasonably satisfactory to Lender certifying any of the matters set forth in this Agreement which are necessary to enable Borrower to qualify for the Advance;

         (h) Use of Proceeds. The proceeds of such Advance shall be used for the purposes set forth in Section 2.5; and

         (i) Legal Limitation. Lender shall be permitted to make the Advance by applicable Law.


                                   ARTICLE 6.

                         REPRESENTATIONS AND WARRANTIES

      Borrower and Guarantor represents and warrants, as of the date hereof and on the date of each Advance, the following:

      Section 6.1. Corporate Existence and Qualification. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation. Borrower is duly qualified to transact business as a foreign corporation and is in good standing in every jurisdiction where it is doing business. Borrower has all requisite power, authority, licenses and permits material to the ownership and operation of its respective properties and to the carrying on of its respective business.

      Section 6.2.  Capacity.   Borrower has  all requisite corporate power  and
authority to borrow under, to execute and deliver, and to perform under, the Loan Documents to which it is a party.

      Section 6.3. No Conflict. The execution and delivery of, and performance under, the Loan Documents by Borrower (a) do not violate any applicable law; (b) are not in contravention of the terms of the Borrower's articles of incorporation or bylaws, or the terms of any credit or loan agreement, indenture, lease, franchise, marketing agreement, license, mortgage or deed of trust, or other material agreement, undertaking or arrangement (written or oral) to which the Borrower is a party or by which it (or its assets) may be bound; and (c) will not give rise to the creation of any Lien, charge or encumbrance upon any assets of the Borrower.

      Section 6.4. Consent. No authorization, approval, consent, or notice under the provisions of the articles of incorporation or bylaws of the Borrower or under any other relevant agreement, undertaking, or arrangement or applicable law or by any additional Tribunal or Person is required with respect to the execution and delivery of this Agreement, the Note or the other Loan Documents or with respect to the performance of any covenant or agreement contained herein or therein.

      Section 6.5. Enforceability of Loan Documents; Due Authorization. Borrower has taken all requisite corporate action to authorize the (a) execution and deliver of the Loan Documents to which it is a party, (b) consummation of all transactions contemplated thereby, and (c) performance and discharge of its obligations thereunder. This Agreement, the Note and each other Loan Document to be executed and delivered by Borrower as contemplated herein, when executed and delivered by all parties thereto, will constitute the valid, legal and binding obligation of Borrower enforceable against Borrower in accordance with their terms.

      Section 6.6.  Properties; No Liens.

         (a) Borrower has good and marketable leasehold title to all of its leased real properties and no such leasehold properties are subject to any Liens.

                  (b) Borrower has good and marketable title to all the personal property owned by it and no such personal properties are subject to any Liens, except for liens approved in writing by Lender.

         Section 6.7.  Financial Condition.

                  (a) The Borrower's financial statements were prepared in accordance with past practices of Borrower, consistently applied, and fairly present the financial condition results of operations of Borrower, on the dates or for the periods indicated therein.

                  (b)  Since  the 31st day of  March,  1993,  there  has been no
         material   adverse  change  in  the  assets,   liabilities,   condition
         (financial or otherwise) or business operations of Borrower.

         Section 6.8. Full Disclosure. Neither this Agreement nor any other document, certificate or written statement furnished to Lender by or on behalf of Borrower or the Guarantor in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact peculiar to Borrower or Guarantor which materially adversely affects or is likely to materially adversely affect the business, condition or operations (financial or otherwise) of Borrower or Guarantor taken as a whole, which has not been set forth in this Agreement or in other documents, certificates and written statements furnished to Lender by or on behalf of Borrower or Guarantor prior to the date hereof in connection with the transactions contemplated hereby.

         Section 6.9. No Defaults Under Documents. Neither Borrower nor the Guarantor is in default or in violation (nor has any event or condition occurred which, with notice or lapse of time or both, would constitute a default or violation) under the Loan Documents, under any charter document or indenture, or under any credit or loan agreement, indenture, lease, franchise, marketing agreement, license, mortgage, deed of trust or any other material agreement, undertaking or arrangement (written or oral) to which it is a party or under which it or any of its assets may be bound.

         Section 6.10. Existing Litigation. There are no material actions, suits or proceedings pending, or, to the best knowledge of Borrower and the Guarantor, threatened against or affecting the assets of Borrower or the Guarantor or the consummation of the transactions contemplated hereby, at law or in equity or before or by any governmental authority or instrumentality or before any arbitrator of any kind and, to the best knowledge of Borrower and the Guarantor, there is no valid basis for any such action, proceeding or investigation. Neither Borrower nor the Guarantor is subject to any judgment, order, writ, injunction or decree of any court or governmental agency. There is not a reasonable likelihood of an adverse determination of any pending proceeding which would, individually or in the aggregate, have a material adverse effect on the business operations or financial condition of Borrower.

         Section 6.11. Liabilities. Neither Borrower nor the Guarantor has any contingent or direct liabilities or unrealized or unanticipated losses which in the aggregate are material, or any material commitments of an unusual or burdensome character. Neither Borrower nor the Guarantors is a party to, or bound by, any contract or agreement or subject to any charter or other corporate restriction having a material adverse effect on the financial condition or business operations of Borrower.

         Section 6.12. Taxes. All tax returns of Borrower and the Guarantor required by law to be filed have been filed and all taxes imposed upon Borrower and the Guarantor or their respective properties, which are due and payable, have been paid; and no amounts of taxes not reflected on such returns are payable by Borrower or the Guarantor other than taxes as are being diligently contested in good faith by appropriate legal proceedings and as to which adequate reserves (determined in accordance with GAAP) have been provided, none of which, individually or collectively, will have a material adverse effect on the financial condition or business operation of Borrower or the Guarantor.

         Section 6.13.  ERISA.

                  (a) Schedule 6.13 attached hereto lists each Plan that is maintained, administered or contributed to for the benefit of the employees of Borrower.

                  (b) Except as otherwise identified in Schedule 6.13 attached hereto, no Plan constitutes a "Multi-Employer Plan" as defined in
         Section 3(37) of ERISA (a "Multi- Employer Plan").

                  (c) Neither Borrower has incurred any withdrawal liability, which has not been satisfied, to any Multi-Employer Plan.

                  (d) Each Plan has been maintained in substantial compliance with its terms and with its requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan.

                  (e) The funding method used in connection with each Plan which is subject to the minimum funding requirements of ERISA is acceptable and the actuarial assumptions used in connection with funding each such Plan are reasonable. The assets of each such Plan are sufficient to discharge all liabilities under such Plan, on an ongoing basis and on a termination basis, and there is no "accumulated funding deficiency," as defined in Section 302(a)(2) of ERISA, with respect to any plan year of any such Plan. There is no basis for the PBGC or a court to terminate any Plan which is covered by Title IV of ERISA and no such Plan has ever obtained a minimum funding waiver.

                  (f) With respect to each Plan, no prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred which would, directly or indirectly, result in any liability of Borrower, no Reportable Event has occurred and no claims exist against such a Plan or its assets, other than claims benefits in the ordinary course.

         Section 6.14. Compliance with Laws. Neither Borrower or the Guarantor is in violation of any laws, rules, regulations, orders, and decrees applicable to the Borrower or the Guarantor.

         Section 6.15.  Subsidiaries.  Borrower has no Subsidiaries.

         Section 6.16. Capital Structure. Borrower's authorized, issued and outstanding capital stock is as described in Schedule 6.16 attached hereto. All of such issued and outstanding shares are duly authorized, validly issued and fully paid and have not been issued in violation of any preemptive or similar rights. Borrower does not have outstanding any securities convertible into or exchangeable for its capital stock, nor any rights to subscribe for or to purchase, any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into or exchangeable for its capital stock.

         Section 6.17. Judgments. There are no material outstanding or unpaid judgments that have been outstanding for more than five (5) Business Days against Borrower or the Guarantor that have not been adequately bonded. Neither Borrower or the Guarantor is a party to any reorganization, arrangement, composition, readjustment, dissolution, rehabilitation, liquidation, or similar proceeding under any provision of any Law, or has consented to the filing of any petition against it under any such Law.

         Section 6.18. Securities Laws. None of the transactions contemplated in connection with this Agreement violate any provision of the securities laws of the United States, including the Securities Act of 1934, as amended, and the rules and regulations promulgated thereunder by the Securities Exchange Commission, or the securities and "blue sky" laws of the various states. Borrower has not, nor has any Person acting or purporting to act on behalf of Borrower, directly or indirectly, offered the Note for sale to, solicited any offer to buy the Note from, otherwise negotiated in respect thereof with any Person, or done (or omitted to do) any other act so as to bring the issuance or sale thereof tot he Lender within the registration requirements of the Securities Act of 1933, as amended. Borrower has complied with or are exempt from the registration provisions of all securities or "blue sky" laws of the various states applicable to the issuance or sale of the Note to the Lender.

         Section 6.19. Employee Controversies. There are no material labor disputes (a) pending or (b) to the best knowledge of Borrower and the Guarantor, threatened or anticipated between Borrower and any group or groups of their respective employees.

         Section 6.20. Insurance. Borrower maintains insurance (a) of such types as is usually carried by corporations of established reputation engaged in the same or similar businesses and similarly situated with financially sound, responsible and reputable insurance companies or associations (or, as to workers compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdiction in which its operations are carried on) and (b) in such amounts (and with co-insurance and deductibles) as such insurance is usually carried by corporations of established reputation engaged in the same or similar businesses and similarly situated, but in any event, with respect to improvements to real property and tangible personal property, in amounts not less than the greater of either full replacement cost or net book value.

         Section 6.21. Names and Places of Business. Borrower has not, during the preceding five years, had, been known by or used any other corporate, trade, or fictitious name. Borrower owns no inventory (as defined in the Uniform Commercial Code applicable in Texas) which is located in any state other than the States of Texas. The chief executive office and principal place of business of Borrower are (and for the preceding five years have been) located at 9603 White Rock Trail, Suite 100, Dallas, Texas 75258.

         Section 6.22.  Receivables.

                  (a) Each Receivable reflects a contractual arrangement with an Account Debtor which has been accepted by the Account Debtor, without dispute, offset, defense or counterclaim.

                  (b) If the Receivable is based upon a written agreement, Borrower is in possession of the contracts which are the basis of each Receivable.

         Section 6.23. Location of Collateral. All Collateral is kept at the locations described on Schedule 6.23 attached hereto.

         Section 6.24. Consignment. No Inventory is held by Borrower pursuant to consignment, sale or return, sale on approval or similar arrangements.

         Section 6.25. Condition of Collateral. Lender will have valid and perfected first priority security interests in the Collateral described in the Loan Documents, subject to no other Lien, when the financing statements are signed by Borrower and filed in the appropriate governmental offices, except as set forth on Schedule 6.25 attached hereto. No financing statement is on file in any public office with respect to the Collateral other than financing statements covering the Liens created by the Loan Documents, except as set forth on
Schedule 6.25 attached hereto.

         Section 6.26. Vehicles. All motor vehicles owned by Borrower are described on Schedule 6.26 attached hereto.

         Section 6.27.  Environmental Representations and Warranties.

                  (a) No Hazardous Materials are now located in, on, at, upon or under any property currently owned, leased, or operated by Borrower, or have or threaten to migrate or emanate to adjacent property, in a manner or quantity requiring reporting investigation, or remediation under, or in violation of, Environmental Requirements, and, to the best of Borrower's knowledge, no Hazardous Materials have been located in, on, at, upon or under any such property, or migrated or emanated from such property at any time prior to or during the time Borrower owned, leased, or operated such property in a manner or quantity requiring reporting, investigation, or remediation under, or in violation of, Environmental Requirements;

                  (b) Borrower has all permits, licenses or authorizations that it is required to have by any Environmental Requirement in order to operate any aspect of its business; any and all Environmental Activity of Borrower, and all Environmental Conditions of property currently owned, leased, or operated by Borrower are in compliance with all Environmental Requirements, and to the best of Borrower's knowledge, were in compliance prior to the time of the ownership, tenancy or operation of such property by Borrower;

                  (c) With respect to any past or present Environmental Activity of Borrower and any Environmental Condition, Borrower is not aware of, and has not received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions, or plans which may result in Environmental Costs or which may give rise to any common law or legal liability based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial toxic or hazardous substance or waste or Hazardous Materials.

                                   ARTICLE 7.

                      COVENANTS OF BORROWER AND GUARANTORS

         Section 7.12. Affirmative Covenants. Borrower and Guarantor warrant, covenant and agree that until the full and final payment of the Indebtedness and the termination of this Agreement that it will do the following:

                  (a) Books, Financial Statements and Reports. At all times maintain full and accurate books of account and records. Borrower will maintain a standard and consistent system of accounting and will furnish the following statements and reports to Lender at Borrower's expense:

                           (i) Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, complete financial statements of
                  Borrower together with all notes thereto, prepared in reasonable detail in accordance with the standards previously utilized by the Borrower. These financial statements shall contain a balance sheet as of the end of such Fiscal Year and statements of earnings, of cash flows, and of changes in stockholders' equity for such Fiscal Year. Borrower agrees to provide certified audited financial statements to Lender, if required by a purchaser of the Note pursuant to a bona fide offer to purchase Lender's rights under the Note and this Agreement. If Borrower has a certified audit prepared, for any reason, Borrower agrees to deliver a copy of such to Lender. Borrower agrees to provide Lender with a copy of any reports delivered to any other lender of Borrower.

                           (ii) Quarterly Financial Statements. As soon as available and in any event within fifteen (15) days after the end of each calendar quarter, a quarterly Profit and Loss Statement, Balance Sheet and cash flow statement, in a form previously utilized by the Borrower, certified as true and correct by the President of Borrower.

                           (iii) Statement of  Receivables.  Upon the request of
                  Lender, a Statement of Receivables listing the aggregate remaining balance of such Receivables, the payment history thereon and the name and address of the Account Debtor thereon.

                           (iv) Tax  Returns.  Upon the  request  of  Lender,  a
                  complete and accurate copy of Borrower's tax return is filed with the Internal Revenue Service.

                           (v) Business Plans. As soon as available,  and in any
                  event within thirty (30) days prior to the beginning of each Fiscal Year, a copy of Borrower's financial operating budget for the next Fiscal Year and any future modification thereof, as created.

                  (b) Other Information. On and after the Closing Date, furnish to Lender (I) any information which Lender may from time to time reasonably request concerning any covenant, provision or condition of the Loan Documents or any matter in connection with the Collateral or the Borrower's businesses and operations and (ii) all evidence which Lender may from time to time reasonably request as to the accuracy and validity of or compliance with all representations, warranties and covenants made by Borrower in the Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

                  (c) Audits/Inspections. On and after the Closing Date, permit representatives appointed by Lender, including independent accountants, agents, attorneys, appraisers and any other persons, to visit and inspect Borrower's property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and Borrower shall permit Lender or its representatives to investigate and verify the accuracy of the information furnished to Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives. Lender agrees that, until the occurrence of an Event of Default, it will take all reasonable steps to keep confidential (in accordance with its normal practices) any information given to it by Borrower; provided, however, that this restriction shall not apply to information which (I) has at the time in question entered the public domain as a result of actions taken by Persons other than Lender, (ii) is required to be disclosed by Law or by any order, rule or regulation (whether valid or invalid) of any Tribunal, (iii) is disclosed to another lender, a regulator or to the Affiliates, auditors, attorneys, or agents of Lender, or (iv) is furnished to purchasers or prospective purchasers of the Note of or participation's or other interests in the Loan or the Note, The visits and inspections shall be prearranged, at reasonable times, as agreed upon by Borrower and Lender.

                  (d) Notice of Material Events and Change of Address. Promptly notify Lender of (i) any material adverse change in Borrower's financial condition or Borrower's financial condition, (ii) the occurrence of any Event of Default or Potential Event of Default, (iii) the acceleration of the maturity of any Debt owed by Borrower or of any default by Borrower under any indenture, mortgage, agreement, contract or other instrument to which it is a party or by which it or its properties is bound, if such acceleration or default might have a material adverse effect upon Borrower's financial condition, (iv) any material adverse claim asserted against Borrower or with respect to Borrower's, (v) the occurrence of any Termination Event, (vi) the filing of any suit or proceeding against Borrower in which an adverse decision could have a material adverse effect upon Borrower's financial condition, business or operations, (vii) notice from any Tribunal, the substance of which might have a material adverse effect on the financial condition or business operations of Borrower, or (viii) any material change in its accounting practices or procedures. Upon the occurrence of any of the foregoing, Borrower will take all necessary or appropriate steps to remedy promptly any such material adverse change, Event of Default, Potential Event of Default or default, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing. Borrower will also notify Lender in writing at least twenty (20) Business Days prior to the date that Borrower changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records concerning the Collateral, furnishing with such notice any necessary financing statement amendments or requesting Lender and its counsel to prepare the same.

                  (e) Maintenance of Properties. Maintain, preserve, protect, and keep all property used or useful in the conduct of its business in good condition and in compliance with all applicable Laws and from time to time make all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times.

                  (f) Maintenance of Existence and Qualifications. Maintain and preserve its corporate existence and its rights and franchises in full force and effect and qualify to do business as a foreign corporation in all states or jurisdictions where required by applicable Law.

                  (g) Payment of Trade Debt, Taxes, etc. (i) Timely file all required tax returns; (ii) timely pay all taxes, assessments, and other government charges or levies imposed upon it or upon its income, profits or property; (iii) within thirty (30) days after the same becomes due, pay all Debt owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; (iv) pay and discharge when due all other Debt now or hereafter owed by it; and (v) maintain appropriate accruals and reserves for all of the foregoing Debt in accordance with GAAP.

                  (h) Insurance. Keep (or cause to be kept) adequately insured, by financially sound and reputable insurers, the Collateral and all other property of a character usually insured by similar Persons engaged in the same or similar businesses and otherwise comply with the provisions of the Loan Documents pertaining to insurance. Maintain adequate insurance against its liability for injury to Persons or property, which insurance shall be by financially sound and reputable insurers and shall without limitation provide the following coverages: comprehensive general liability, worker's compensation, automobile liability, flood damage, earthquake, vandalism, malicious mischief and business interruption insurance. Borrower shall have all of its insurance policies on the Collateral name Lender as loss-payee and shall have the insurance company provide Lender with such evidence of insurance as Lender requests.

                  (i) Payment of Expenses. Whether or not the transactions contemplated by this Agreement are consummated, promptly (and in any event, within three (3) days after any invoice or other statement or notice) pay all reasonable costs and expenses incurred by or on behalf of Lender (including attorneys' fees) in connection with the defense or enforcement of the Loan Documents, and (v) the amendment, restructuring or "workout" of any of the Loan Documents.

                  (j) Compliance with Agreements and Law. Perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound and conduct its business, affairs, and all Environmental Activity in compliance with all Laws, regulations, and orders applicable thereto (including all Environmental Requirements) which are material to Borrower, to Lender, or to any Collateral.

                  (k) Leases and Contractual Obligations. Make all payments and otherwise comply in all material respects with all of its obligations in respect of all leaseholds comprising real property and keep, and take all action to keep, the leases on all such leaseholds in full force and effect, and exercise all rights to renew such leases and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or canceled (including, without limitation, leases that contain performance standards as a condition to the right to renew the same), and promptly notify Lender of any material defaults with respect to such leases, and comply in all material respects with all of its other contractual obligations.

                  (l) Meetings. From time to time, as reasonably requested by Lender, cause its representatives to meet with representative(s) of Lender and discuss its financial condition, business operations, and future plans.

                  (m) Fiscal Year. Maintain a fiscal year which ends on December 31.

                  (n) Character of Business. Continue to engage in substantially the same type of business engaged in as of the Closing Date.

                  (o) Inspection of Properties. Once ever twelve months, and more frequently if Lender has reasonable grounds for concern, Lender (by its officers, employees and agents) at any time and from time to time, either prior to or after the occurrence of an event of default, may contract for the services of persons (the "Site Reviewers") to perform environmental site assessments ("Site Assessments") on any property (the "Property") owned, leased, or operated by Borrower for the purpose of determining whether there exists on the Property any Environmental Condition or Environmental Activity, or other use of the Property which is in violation of Environmental Requirements or could reasonably be expected to result in Environmental Costs. The Site Assessments may be performed at any time or times, upon reasonable notice to Borrower. Borrower hereby grants, and shall cause any tenant to grant, to Lender, its agents, attorneys, employees, consultants, and contractors and the Site Reviewers, an irrevocable license and authorization to enter upon and inspect the Property and perform such tests, including without limitation, subsurface testing, soil and ground water testing, and other tests which may physically invade the Property, as the Lender, in its sole discretion, determines is necessary to protect its liens, assignments, and/or security interests in the Property. Borrower will supply to the Site Reviewers such historical and operational information regarding the Property as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments and will make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing such Site Assessments shall be paid by Borrower upon demand of Lender.

                  (p) Litigation. Give prompt written notice to Lender of any material proceeding, claim or dispute that is not fully covered by insurance any material labor dispute resulting in or threatening to result in a strike against it, or any proposal by any public authority respecting a condemnation or taking of any material portion of any material property or other asset (but only when such proposal becomes known to Borrower, and take or cause to be taken all such steps as are necessary or appropriate to defend, negotiate or respond to such proceedings, disputes or proposals.

                  (q) Collateral Security. (a) Ensure that all Liens granted in favor of the Lender hereunder shall be valid, enforceable, perfected and first priority Liens, except as set for on Schedule 6.25 attached hereto; (b) perform all such acts and execute all such documents as Lender may reasonably request in order to enable Lender to report, file and record every instrument that Lender may deem necessary in order to perfect and maintain the Liens granted to Lender in the Collateral, and otherwise do all things necessary to perfect, and maintain as perfected, first priority Liens with respect to all Liens of the Lender now existing or hereafter granted in the Collateral; (c) immediately notify the Lender in writing of any damage to or material adverse occurrence concerning the Collateral; and (d) keep the Collateral located within the State of Texas.

                  (r) Authorizations and Approvals. Obtain, at its own expense, all such licenses, authorizations, consents, permits and approvals as may be required to enable it to comply with its obligations hereunder and under the other Loan Documents.

                  (s) Experienced Management. Employ and retain management and supervisory personnel adequate for the proper management, supervision and conduct of its properties,


                  (t) Protection of Business Records. Borrower hereby agrees to take all necessary protective actions in order to prevent destruction of Borrower's business records, including but not limited to: (i) if Borrower maintains its business records or back up business records on a manual system, then such records shall be kept in a fire proof cabinet; and (ii) if its records are computerized, then Borrower agrees to create a tape or diskette "back-up" of the computerized information, and (a) maintain a complete and accurate duplicate copy of such tape or diskette "back-up" at a secure off-site location, and (b) upon Lender's request, provide Lender with a complete and accurate duplicate copy of its tapes or diskettes containing information current through the end of the calendar month.

                  (u) Financial Statements of Guarantor. The Guarantor will furnish to Lender annually personal financial statements in form reasonably satisfactory to Lender and certified by such Guarantor and a copy of each Guarantor's personal Federal Income Tax Return (including all schedules thereto and amendments thereof) filed during the term hereof, within thirty (30) days of the filing of the same and a statement as to any material and adverse changes to Guarantor's financial condition.

                  (v) Additional Information. Further Assurances. Upon the request of Lender, provide to Lender such additional information or reports as Lender may reasonably request and take such actions or care necessary to comply with the terms of the Loan Documents.

         Section 7.2. Negative Covenants. Borrower warrants, covenants and agrees that until the full and final payment of the Indebtedness and the termination of this Agreement, it will not do the following without the prior written consent of Lender:

                  (a) Limitations on Liens. Create, assume or permit to exist any Lien, including, without limitation, any purchase money security interest, upon any of the properties or assets which it now owns or hereafter acquires, except Liens at any time existing in favor of Lender and as set forth on Schedule 6.25 attached hereto.

                  (b) Limitation on Sales of Collateral. Sell, transfer, lease, exchange, alienate or dispose of any Collateral or any material interest therein, including without limitation any sale or pledge of Receivables, except as set forth on Schedule 6.25 attached hereto, or in the ordinary course of business. Any such sale, transfer, lease, exchange or disposition shall subject the Borrower to the mandatory prepayment of principal set forth in Section 2.8.

                  (c) Limitation on Investments and New Businesses. Make any expenditure or commitment or incur any obligation or enter into or engage in any transaction except in the ordinary course of business, including, but not limited to, the opening of any new store location or the incurrence of any expense not specifically related to the day to day operation of the business of Borrower,(ii) engage directly or indirectly in any business or conduct any operations except in connection with or incidental to its present businesses and operations, or (iii) make any material change in the manner in which it currently conducts its businesses and operations.

                  (d) Financial Ratios and Requirements. Permit Borrower's Net Worth to be less than $1,000,000.00.

                  (e) Limit on Indebtedness. Incur or assume any Debt other than the Indebtedness, except accounts payable incurred in the ordinary course of business or as set forth on

         Schedule 6.25 attached hereto.

                  (f) Other Guaranties. Be or become liable with respect to any guaranty (including without limitation any agreement, instrument or arrangement in which the economic effect is substantially equivalent to a guaranty).

                  (g) Dividends. Directly or indirectly declare or pay any dividends or make any other distribution upon any shares of its capital stock of any class, or purchase, redeem or otherwise acquire or retire or make any provisions for redemption, acquisition or retirement of any shares of its capital stock of any class or warrants or operations to purchase any such shares. Notwithstanding the foregoing, Borrower may make distributions to its Shareholders (dividends or otherwise) provided that it makes the Mandatory Prepayment set forth in Section
         2.7 hereof.

                  (h) Capital Expenditures. Make Capital Expenditures in an aggregate amount in excess of $150,000.00 for any Fiscal Year.

                  (i) Capital Leases. Directly or indirectly incur, assume, guaranty or have outstanding any capitalized lease obligations other than those existing on the Closing Date and those incurred during the term hereof provided that the aggregate amount of annual lease obligations is not in excess of $150,000.00 for any Fiscal Year.

                  (j) Loans or Extensions of Credit. Directly or indirectly loan, invest in, or extend credit to any Person.

                  (k) Issuance of Securities. Authorize or issue any shares of capital stock other than common stock and preferred stock currently outstanding, or issue shares of common stock or preferred stock or convertible indebtedness, options, warrants, or other securities evidencing or representing a right to purchase or receive common stock or preferred stock.

                  (l) Investments. Make any investments in securities, whether by case purchase or by a transfer of assets.

                  (m) Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate except in the ordinary course of, and pursuant to the reasonable requirements of, business and upon fair and reasonable terms no less favorable than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate.


                  (n) Compensation. Permit the Compensation of George C. Barker to exceed $240,000.00 in any calendar year, or permit the total aggregate Compensation of Borrower to all of its officers, directors and Guarantors to exceed $480,000.00 for any calendar year.

                  (o) Negative Pledge of Assets. Pledge, mortgage, hypothecate or grant a lien or security interest in, or permit or suffer the creation or existence of any pledge, mortgage, hypothecation, lien or security interest in or encumbrance on, any of its assets, except to Lender or as set forth on Schedule 6.25 attached hereto.

                  (p)  Merger,   Consolidation,   Liquidation  and  Acquisition.
         Acquire all or substantially all of the assets or capital stock of another Person.

                  (q) Change in Accounting Methods. Change its method of accounting including, without limitation, its method of depreciation and accounting for Receivables, except as required by GAAP or by the pronouncements of the Financial Accounting Standards Board and as consented to by its independent certified public accountants and promptly reported to Lender.

                  (r) Modification of Existing Agreements. Amend, modify, or otherwise change in any respect, adverse to Borrower or Lender, any material agreement, instrument, or arrangement (written or oral) by which Borrower or any of its assets, are bound.

                  (s) Change of Control. Permit any change in the control of Borrower.

                  (t) Tax Consolidation. File any consolidated income tax return with any Person or Persons.

                  (u) Other Agreements. Enter into any material agreement or arrangement that would be violated or breached by the performance of its obligations hereunder or under any of the Loan Documents.


                  (v) No Amendments. Amend its articles of incorporation or bylaws.

                  (w) Management Fees. Permit the payment of any management fees other than the payment of salaries to employees or consultants of Borrower who provide services to Borrower; provided, that in no instance shall such salaries or consulting fees exceed the fair market value of such service. Notwithstanding the foregoing, any consulting agreement entered into by and between Patrick A. Luckett and Borrower in conjunction with the Stock Purchase Agreement shall not be subject to the terms of this covenant.

                                   ARTICLE 8.

                               SECURITY AGREEMENT

         Section 8.1. Grant of Security Interest. As collateral security for the payment and performance of the Indebtedness and any and all other liabilities of Borrower to Lender, direct or contingent, of any nature whatsoever, including both purchase money and non-purchase money transactions, Borrower hereby grants to Lender a continuing security interest in the following, whether such property is now owned or existing or is owned, acquired, or arises hereafter, including, without limitation, acquisition by contract or by operation of law:

                  (a) all inventory, equipment (including any and all computer hardware and components), machinery and fixtures of Borrower, in all forms and wherever located, and all parts and products thereof, all accessories thereto, and all documents therefor;

                  (b) all accounts and receivables of Borrower;

                  (c) all goods or other property represented by or securing any account or receivable of Borrower;

                  (d) all rights of Borrower as a seller of goods or an unpaid seller or lienor, including without limitation stoppage in transit, replevin and reclamation;

                  (e) all  contract  rights  of   Borrower  including,   without
         limitation, rental lease contracts for Inventory;

                  (f) all other rights of Borrower to the payment of money, including, without limitation, amounts due from Affiliates of Borrower, tax refunds and insurance proceeds;

                  (g) all rights of Borrower in goods as to which a receivable shall have arisen;

                  (h) all   goods,   instruments,   documents,   policies    and
         certificates of insurance, securities, chattel paper, deposits, cash or other property owned by Borrower or in which it has an interest;

                  (i) all general intangibles of Borrower (including, without limitation, any rights of Borrower to retrieval from third parties of electronically processed and recorded information pertaining to any of the foregoing property);

                  (j) all files, records, books, ledger cards (including without limitation, computer programs, tapes and related electronic data processing software) and writings of Borrower or in which it has an interest in any way relating to the foregoing property;

                  (k) all licenses, patents, patent applications, copyrights, trademarks, trademark applications, trade names, assumed names, service marks and service mark applications of Borrower;

                  (l) all other personal property of Borrower of any kind or type whatsoever, including without limitation all signage pertaining to any store locations of Borrower; and

                  (m) all additions, substitutions, replacements, accessions, proceeds and products of all of the foregoing described in this Section 8.1.

         Section 8.2. Power of Attorney. Borrower hereby designates and appoints Lender and each of its designees or agents as attorney-in-fact of Borrower, irrevocably and with power of substitution, with authority to take any or all of the following actions upon the occurrence and during the continuance of an Event of Default: (i) demand, collect, receipt for, settle, compromise, adjust, give discharges and releases, all as Lender may determine; (ii) commence and prosecute any actions in any court for the purposes of collecting any such Collateral and enforcing any other rights in respect thereof; (iii) defend, settle or compromise any action brought and, in connection therewith, give such discharge or release as Lender may deem appropriate; (iv) receive, open and dispose of mail addressed to Borrower and endorse checks, notes, drafts, acceptances, money orders, bills of lading, warehouse receipts or other instruments or documents evidencing payment, shipment or storage of the goods giving rise to such Collateral on behalf of an in the name of Borrower or securing, or relating to such Collateral;' (v) sell, assign, transfer, make any agreement in respect of, or otherwise deal with or exercise rights in respect of, any such Collateral or the goods or services which have given rise thereto, as fully and completely as though Lender were the absolute owner thereof for all purposes; and (vi) adjust and settle claims under any insurance policy related thereto.

         Section 8.3. No duty of Lender. Lender shall have no duty as to the collection or protection of the Collateral nor as to the preservation of any rights pertaining thereto. Borrower hereby releases Lender from any claims, causes of action and demands at any time arising out of the Collateral and its use and/or any actions taken by Lender with respect thereto, and Borrower hereby agrees to indemnify Lender and to hold Lender harmless from any and all such claims, causes of action and demands.

         Section 8.4. Collection of Receivables. Prior to the Lender exercising its right to collect the Receivables pursuant to this Section 8.4, Borrower shall collect with diligence the Receivables. After the occurrence of, and during the continuation of an Event of Default, Borrower shall, at the request of Lender, notify the Account Debtors on the Receivables of the Liens provided for in this Agreement and direct such Account Debtors to pay Receivables directly to Lender. Lender itself may, at any time after the occurrence of and during the continuation of an Event of Default, so notify the Account Debtors.

         Section 8.5. Perfection and Protection of Liens. Borrower will from time to time deliver to Lender any financing statements, continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by Borrower in form and substance satisfactory to Lender, for the purpose of perfecting, confirming, or protecting Lender's Liens and other rights in the Collateral.

         Section 8.6. Notice of Assignment. All Receivables, instruments, documents and other agreements entered into by Borrower and covering any of the use or proceeds of Collateral shall contain (by way of stamp or other means satisfactory to Lender) the following language:
"COLLATERALLY ASSIGNED TO PATRICK A. LUCKETT."

         Section 8.7. Future Receivable Financing. Notwithstanding any provision contained herein to the contrary, at any time during the term, Lender hereby grants Borrower the right to acquire financing using its accounts receivable as collateral. Such accounts receivable financing may be up to $750,000.00 of credit advanced. Borrower shall have the right to grant a first and superior lien on Borrower's accounts receivable. Lender hereby agrees to fully subordinate any and all rights and liens in Borrower's accounts receivable to such accounts receivable lender.

                                   ARTICLE 9.

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



                         EVENTS OF DEFAULT AND REMEDIES

         Section 9.1. Nature of Event. An Event of Default shall exist if any of the following occurs and is continuing:

                  (a) Principal and Interest. Borrower fails to make any payment or prepayment of principal and/or interest on the Note when due and payable, and such failure continues for five (5) days after written notice thereof is given by Lender to Borrower;

                  (b) Fees. Borrower fails to pay when due any fee required hereunder or any other payment (other than the payments referred to in Sections 9.1(a) above required by the Loan Documents and such failure continues for ten (10) days after written notice thereof is given by Lender to Borrower;

                  (c) Loan Documents. Borrower or Guarantor fail to perform or to observe any covenant or agreement contained herein or in any of the Loan Documents, and such failure remains unremedied for thirty (30) days after written notice thereof being given by Lender to Borrower;

                  (d) Other Agreements. Other than as set forth in Section 9.1(f) below, Borrower fails to duly observe, perform or comply with any agreement with any Person or any term or condition of any instrument and such failure is not remedied within thirty (30) days after written notice thereof given by Lender to Borrower;




                  (e) Representations and Warranties. Any representation or warranty previously, presently or hereafter made by or on behalf of Borrower in connection with any Loan Document is materially incorrect, false or misleading in any respect when made or deemed to be made;

                  (f) Debt. Borrower (i) fails to duly pay when the same becomes due and payable any Debt owed by it to any Person other than Lender for borrowed money or money otherwise owed under any note, bond, or similar instrument or (ii) breaches or defaults in the performance of any agreement or instrument by which any Debt described in the preceding clause (i) is issued, evidenced, governed, or secured, which breach or default, with notice or the passage of time, or both, allows the maturity of such Debt to be accelerated;

                  (g) Receivership. A receiver, custodian, liquidator or trustee of Borrower or the Guarantor or any of their assets is applied for by court order; an order for relief under any bankruptcy or insolvency Laws is sought after the filing of a petition by or against Borrower or the Guarantor; any of their assets are subject to an action seeking to replevy, sequester, garnish, attach or levy against such; or a petition to reorganize or rehabilitate Borrower or the Guarantor under any bankruptcy, reorganization or insolvency Laws is filed against Borrower or the Guarantor and such actions are not dismissed within thirty (30) days of its initiation;

                  (h) Reorganization. Borrower or the Guarantor requests reorganization, arrangement, composition, readjustment, dissolution, rehabilitation, liquidation or similar relief under any provision of any present or future Law or consents to the filing of any petition against it under such Law and such actions are not dismissed within thirty (30) days of its initiation;

                  (i)  Assignment  for  Benefit of  Creditors.  Borrower  or the
         Guarantor (i) makes a general assignment for the benefit of its creditors, (ii) admits in writing its inability to pay its debts generally as they become due, (iii) generally fails to pay its debts as they become due, (iv) consents to the appointment of a receiver, trustee or liquidator of all or any part of its assets, or (v) otherwise commits any similar act;

                  (j) Judgments. Any judgment, writ or warrant of attachment or any similar process is entered or filed against Borrower or the Guarantor or any of their assets and remains unpaid, unvacated, unbonded or unstayed for thirty (30) days or for at least ten (10) days prior to the date on which such assets may be lawfully sold to satisfy such judgment, writ or warrant;

                  (k) ERISA. Lender determines that (i) any ERISA Affiliate of Borrower has an "accumulated funding deficiency," within the requirements of Section 412 of ERISA, with respect to any Plan, (ii) any ERISA Affiliate of Borrower has a material liability to PBGC or otherwise under ERISA in connection with any Plan or (iii) a Reportable Event exists for which a "thirty day notice" has been or could be given to any ERISA Affiliate of Borrower; or

                  (l) Enforceability of Loan Documents. Any of the Loan Documents shall, in whole or in part, (i) cease to be legal, valid, binding agreements enforceable against any Person executing the same,
         (ii) in any way be terminated or become or be declared ineffective or inoperative by any Tribunal, or (iii) in any way cease to give or provide the respective Liens, rights, titles, interest, remedies, powers or privileges intended to be created thereby.

         Notwithstanding any other provision relating to notices and opportunities to remedy defaults contained in this Agreement, if a Potential Event of Default exists because of a willful breach by Borrower or the Guarantor of any representation, warranty or covenant contained in this Agreement or in any of the other Loan Documents and if such Potential Event of Default would adversely affect the rights of Lender in relation to other creditors of Borrower or the Guarantor prior to expiration of the cure period for such Potential Event of Default, then Lender may exercise the remedies set forth in Section 9.2 without giving such notice and opportunity to remedy such event or condition.

         Section 9.2. Default Remedies. Upon and after an Event of Default, Lender shall have and may exercise the following rights and remedies, which individual remedies shall not be exclusive and which individual remedies shall be cumulative and in addition to each and every other remedy set forth herein and in the Loan Documents and the other agreements and documents executed in connection with the transactions contemplated:

                  (a) The right to (i) accelerate the entire outstanding principal balance together with all accrued but unpaid interest on the Indebtedness and all other sums due and payable by Borrower to Lender without demand, presentment, notice of dishonor, notice of intent to demand or accelerate payment, diligence in collection, grace, notice and protest or legal process of any kind, all of which Borrower hereby expressly waives, (ii) terminate its commitment to lend hereunder, and
         (iii) immediately, without any period of grace, enforce payment of the Indebtedness by exercising any and all of the rights granted herein.

                  (b) In any jurisdiction where enforcement of rights hereunder is sought, Lender shall have, in addition to all other rights and remedies provided for herein or otherwise available to it, the rights and remedies of a secured party under the Uniform Commercial Code, as amended, in the applicable jurisdiction

                  (c) Lender may, at its option, without notice or demand, take immediate possession of the Collateral, and for that purpose Lender may, so far as Borrower can give authority therefor, enter upon any premises on which any of the Collateral is situated and remove the same therefrom or remain on such premises and in possession of such Collateral for purposes of conducting a sale or enforcing the rights of Lender under this Agreement. Borrower will, upon demand, make the Collateral available to Lender at a place and time designated by Lender which is reasonably convenient to Lender and Borrower. Lender may collect and receive all income and proceeds in respect to the Collateral and may apply the Collateral and any and all income and proceeds in respect of the Collateral to the payment of all obligations of Borrower to Lender.

                  (d) Lender may sell, lease or otherwise dispose of the Collateral at a public or private sale or sales, in lots or in bulk, for cash or on credit, with or without having the Collateral at the place of sale, and upon terms and in such manner as Lender may determine in accordance with applicable Law, and Lender may purchase any Collateral at any such sale. The requirement of reasonable notice to Borrower of the time and place of any public sale of the Collateral or of the time after which any private sale either by Lender or at its option, through a broker, or any other intended disposition thereof is to be made, shall be met if such notice is mailed, postage prepaid, to Borrower at the address of Borrower designated herein at least ten (10) days before the date of any public sale or at least ten (10) days before the time after which any private sale or other disposition is to be made. Lender shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. Lender may adjourn any public or private sale without further notice, be made at the time and place to which it was so adjourned. Upon any such sale or sales the Collateral so purchased shall be held by the purchaser absolutely free from any claims or rights of whatsoever kind or nature, including any equity of redemption and any similar rights, all such equity of redemption and any similar rights being hereby expressly waived and released by Borrower. In the event any consent, approval or authorization of any governmental agency will be necessary to effectuate any such sale or sales, Borrower shall execute all such applications or other instruments as may be required.

                  (e) Prior to any disposition of Collateral pursuant to this Agreement, Lender may, at its option, cause any of the Collateral to be repaired or reconditioned in such manner and to such extent as to make it saleable, and any reasonable sums expended therefor by Lender shall be repaid by Borrower and become part of the Indebtedness.

                  (f) In addition to the remedies provided for herein or otherwise available to Lender, Lender is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use in any name, trade secrets, trade styles, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of advertising for sale and selling any Collateral, and Borrower's rights under all licenses and franchise agreements shall inure to Lender's benefit. Lender shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Lender may purchase all or part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Indebtedness owing to Lender. The proceeds realized from the sale of any Collateral shall be applied first to the reasonable costs, expenses and attorney's fees and expenses incurred by Lender for collection and acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second, to interest due upon any of the Indebtedness; third, to the principal balance owing on the Indebtedness; and the remainder, if any, to Borrower. If any deficiency shall arise, Borrower shall remain liable to Lender therefor.

                  (g) The right to contact Account Debtors of Borrower and demand that payment on any Receivables be made directly to Lender, if Lender holds a first and superior lien on such Receivables.

                  (h) The right to appoint or seek appointment of a receiver, custodian or trustee of Borrower or any of its assets pursuant to court order.

                  (i) Exercise any and all rights and remedies afforded by the Laws of any applicable jurisdiction, the Loan Documents or as otherwise afforded by any Laws or equity.

                  (j) Exercise any rights of setoff that Lender may have under applicable Law against each and every account and other property, Collateral or other asset of Borrower in the possession or under the control of Lender.

         Section 9.3. Application of Proceeds. All amounts realized by Lender with respect to the Indebtedness, including amounts realized with respect to the Collateral under or by virtue of the Loan Documents, including any sums which may be held by Lender, or the proceeds of any thereof, shall be applied (i) first, to the payment of the costs and expenses owing under Section 7.1(i) hereof or under any of the other Loan Documents, including reasonable compensation to Lender and its agents and attorneys, of all expenses, liabilities and advances made or furnished or incurred by or on behalf of Lender under this Agreement or any Loan Document or any amendment to, restructuring or "workout" of same; (ii) second, to the payment of any other sums due to Lender, or any successors or assigns thereof, pursuant to the terms of any Loan Document, except for principal of and accrued and unpaid interest on the Note; (iii) third, to the payment of accrued and unpaid interest on and the outstanding principal of the Note; (iv) fourth, to the payment of the outstanding principal of the Note; and (v) fifth, the surplus, if any, to Borrower, or to whomever shall be lawfully entitled to receive the same, as a court of competent jurisdiction may direct.

         Section 9.4. Performance by Lender. Should any covenant, duty or agreement of Borrower fail to be performed in accordance with the terms of the Loan Documents, Lender may, at its option, perform or attempt to perform or enforce such covenant, duty or agreement on behalf of Borrower. All amounts expended in connection therewith, together with interest from the date incurred, shall become a part of the Indebtedness. Notwithstanding the foregoing, it is expressly understood that Lender does not assume any liability or responsibility for the performance of any duties of Borrower hereunder or under any of the other Loan Documents or other control over the management and affairs of Borrower.

         Section 9.5. Cumulative Rights. All rights and remedies available to Lender hereunder and under the other Loan Documents shall be cumulative of and in addition to all other rights and remedies granted to Lender at Law or in equity, whether or not the Indebtedness (or any portion thereof) is due and payable and whether or not Lender has instituted any suit for collection, foreclosure or any other action in connection with the Loan Documents.

         Section 9.6. General Indemnity. Borrower promises to indemnify Lender, upon demand, from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Lender or any of its directors, officers or employees or agents (including, accountants, attorneys and other professionals hired by Lender) (whether or not caused by any negligent act or omission of any kind by Lender) growing out of or resulting from the Loan Documents and the transactions and events at any time associated therewith (including without limitation the enforcement of the Loan Documents and the defense of Lender's actions and inactions in connection with the Loan).

         Section 9.7. Environmental Indemnity by Borrower. Borrower hereby indemnifies and agrees to hold Lender, its directors, officers, and employees (collectively the "Indemnitee") harmless from and against any and all Environmental Costs arising in any manner in connection with:

                  (a) Any Environmental Condition in existence at any property (the "Controlled Property") now or formerly owned, leased, or operated by Borrower; the occurrence, at any time during or prior to the ownership, tenancy, or operation of the Controlled Property by Borrower, of any Environmental Activity; or any failure of Borrower or any third party to comply with all applicable Environmental Requirements relating to the Controlled Property;

                  (b) Any failure of any representation or warranty set forth in
         Article 6 to be correct in all respects as of the date of this Agreement or any subsequent date during the term hereof or any extensions thereto and a breach of any of the covenants contained in this Agreement.

                  (c) The transportation to, disposal at, or migration onto or into adjacent property

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



         or any off-site location of any Hazardous Materials from any Controlled Property as a result of Environmental Activity or an Environmental Condition that occurred or existed during or prior to the use of the Controlled Property by Borrower, whether or not the transportation or disposal was conducted in full compliance with Environmental Requirements;

                  (d) Any claim, demand or cause of action, or any action or other proceeding, including any investigation, inquiry, order, hearing, action by or before any Tribunal, whether meritorious or not, brought or asserted against Indemnitee which is alleged to or directly or indirectly relates to, arises from or is based on any of the matters described in clauses (a) through (c) of this Section 9.7.

                  (e) The obligations of this Section 9.7 shall include the obligation to defend Indemnitee against any claim or demand for
         Environmental   Costs,   the   obligation  to  pay  and  discharge  any
         Environmental Costs imposed on Indemnitee, and the obligation to reimburse Indemnitee for any Environmental Costs incurred or suffered by Indemnitee, provided in each instance that the claim for Environmental Costs arises in connection with a matter for which Indemnitee is entitled to indemnification under this Agreement. The scope of this indemnification shall also include indemnification against Environmental Costs whether or not they are caused in whole or in part by the negligence of Indemnitee. This Section 9.7 shall expressly survive the full payment of the Note, any foreclosure(s) on the Collateral, and/or the termination of this Agreement.

         Section 9.8. Borrower's Remedies. No action, suit or proceeding may be initiated or commended by Borrower or Guarantor against Lender under the terms of this Agreement or by reason of any conduct or omission in any way related to this Agreement unless Lender receives written notice from Borrower or Guarantor specifically setting forth the claim of Borrower or Guarantor within one hundred eighty (180) days after Borrower or Guarantor discover or should have discovered the event or occurrence which Borrower or Guarantor assert gave rise to such claim. Moreover, in any event, Lender shall never be liable to Borrower or Guarantor for consequential or exemplary damages, whatever the nature of the alleged breach by the Lender of the obligations of Lender hereunder.

                                   ARTICLE 10.

                                  MISCELLANEOUS

         Section 10.1. Waiver and Amendment. No failure or delay by Lender in exercising any right, power or remedy under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by Lender of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed by Lender, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on Borrower shall entitle Borrower to any other or further notice or demand in similar or other circumstances. No modification, amendment or supplement to this Agreement or the other Loan Documents shall be valid or effective

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



unless the same is in writing and signed by the party against whom it is sought to be enforced. The acceptance by Lender at any time and from time to time of a partial payment of the Indebtedness shall not be deemed to be a waiver of any Event of Default then existing. No waiver by Lender of any Event of Default shall be deemed to be a waiver of any other then existing or subsequent Event of Default.

         Section 10.2. Survival of Agreements. All of the various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and performance hereof and thereof, including without limitation the making or granting of the security interests and the delivery of the Note and the other Loan Documents, and shall further survive until all of the Indebtedness is paid in full to Lender and all of Lender's obligations to Borrower are terminated.

         Section 10.3. Release. By execution of this Agreement, Borrower hereby releases, waives, discharges and relinquishes Lender, his Affiliates, representatives, attorneys, agents, heirs and assigns from any and all claims, demands, charges or causes of action, now existing or hereafter arising, relating to or arising from the discussion, negotiation or execution of this Agreement, the Loan Documents, any other document executed in connection herewith or therewith, or from any of the transactions contemplated hereby, which claims, demands, charges or causes of action are hereby released, waived, discharged and relinquished by Borrower to the extent that such claims, demands, charges and causes of action may be validly released or waived under applicable law, it being hereby understood by the parties hereto that the release and waiver in favor of Lender set forth herein shall not extend to any claim, demand or cause of action the waiver of which by Borrower is expressly prohibited by applicable state or federal law. Notwithstanding the foregoing, this Release shall not be applicable to any term, representation, covenants or other provision of this Stock Purchase Agreement.

         Section 10.4. Relief in Bankruptcy. Borrower hereby agrees that, in consideration of the recitals and mutual covenants contained herein, and for other good and valuable consideration, in the event Borrower shall (i) file with any bankruptcy court of competent jurisdiction or be the subject of any petition under Title 11 of the U.S. Code, as amended, (ii) be the subject of any order for relief issued under such Title 11 of the U.S. Code, as amended, (iii) file or be the subject of any petition seeking any reorganization rearrangement, composition, adjustment, liquidation, dissolution, or similar relief under any present or future state act or law relating to bankruptcy, insolvency or other relief for debtors, (iv) have sought or consented to or acquiesced to any appointment of any trustee, receiver, conservator, or liquidator, (v) be the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against such part for any reorganization, rearrangement, composition, adjustment, liquidation, dissolution, or similar relief under any present or future federal or state act of law relating to bankruptcy, insolvency or relief for debtors, Lender shall thereupon be entitled to relief from the automatic stay imposed by Section 362 of Title 11 of the U.S. Code, as amended, or otherwise, on or against the exercise of the rights and remedies otherwise available to Lender as provided herein, in the Loan Documents, any other document or instrument executed in connection herewith or therewith, and as otherwise provided by applicable state and federal law.

         Section 10.5. No Obligation Beyond Maturity. Borrower agrees and acknowledges that upon

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



the maturity of the Loan, Lender shall have no obligation to renew, extend, modify or rearrange the Loan and shall have the right to require all amounts due and owing under the Loan to be paid in full upon the maturity thereof.

         Section 10.6. Notices. All notices, requests, consents, demands and other communications required or permitted under any Loan Document shall be in writing and, unless otherwise specifically provided in such Loan Document, shall be deemed sufficiently given or furnished if delivered by personal delivery, by telecopy or telex, by expedited delivery service with proof of delivery, or by registered or certified United States mail, first class postage prepaid, at the addresses specified below (unless changed by similar notice in writing given by the particular Person whose address is to be changed). Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of telecopy or telex, upon receipt.

         Lender's address:

                  c/o John Dee Evans, Esq.
                  Hoge, Evans & Holmes, L.C.
                  17772 Preston Road
                  First Floor
                  Dallas, Texas 75252

         Borrower's address:

                  9603 White Rock Trail, Suite 100
                  Dallas, Texas 75258
                  Attention:  George Baker

         With a copy to:

                  Bruce B. Hart
                  Meadow Park, Suite 610
                  10440 N. Central Expressway
                  Dallas, Texas 75231

         Section 10.7. Successors and Assigns. The Loan Documents shall be binding and shall inure to the benefit of the parties thereto and their respective successors and assigns; provided, however, that Borrower may not assign or transfer any of its rights or delegate any of its duties or obligations under any Loan Document without the prior written consent of Lender. Lender agrees he will not transfer or assign in any manner any rights in the Loan Documents, unless he has given Borrower and Guarantor the right to purchase the rights under the Loan Documents on the same terms and conditions as offered to any proposed transferee. Lender must give Borrower and Guarantor thirty (30) days prior written notice of such proposed transfer. Borrower and Guarantor shall have such thirty (30) days to match such offer and finalize the transfer.

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         Section 10.8. GOVERNING  LAW/VENUE.  THE LOAN DOCUMENTS SHALL BE DEEMED
CONTRACTS AND INSTRUMENTS MADE UNDER THE LAWS OF THE STATE OF TEXAS AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS AND THE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT WITH RESPECT TO SPECIFIC LIENS, OR THE PERFECTION THEREOF, EVIDENCED BY LOAN DOCUMENTS COVERING REAL OR PERSONAL PROPERTY WHICH BY THE LAWS APPLICABLE THERETO ARE REQUIRED TO BE CONSTRUED UNDER THE LAWS OF ANOTHER JURISDICTION. BORROWER HEREBY IRREVOCABLY SUBMITS ITSELF TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF THE STATE OF TEXAS AND AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN ANY LEGAL PROCEEDING RELATING TO THE LOAN DOCUMENTS OR THE INDEBTEDNESS BY ANY MEANS ALLOWED UNDER TEXAS OR FEDERAL LAW. VENUE FOR ANY LEGAL PROCEEDING MAY BE TARRANT COUNTY, TEXAS; PROVIDED, THAT LENDER MAY CHOOSE ANY VENUE IN ANY STATE WHICH IT DEEMS APPROPRIATE IN THE EXERCISE OF ITS SOLE DISCRETION.

         Section 10.0. Severability. If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

         Section 10.10. Counterparts. This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.

         Section 10.11. Financial Standards. Unless otherwise expressly provided herein or Lender otherwise consents, all financial statements and reports furnished to Lender hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP.

         Section 10.12. Fees. The fees described in this Agreement represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention or forbearance of money. The obligation of Borrower to pay each fee described herein shall be in addition to, and not in lieu of, the obligation of Borrower to pay interest, other fees described herein and expenses otherwise described in this Agreement. Fees shall be payable when due in Dallas, Texas, in immediately available funds. All fees shall (a) be non-refundable when due, (b) to the fullest extent permitted by applicable Law, bear interest, if no paid when due, at the Default Rate (subject to Section 3.2 above) and (c) be secured by all of the Collateral.

         Section 10.13. Headings. The headings, captions, table of contents and arrangements used in this Agreement or the other Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this Agreement or the other Loan Documents.


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         Section 10.14.  Articles,  Sections,  etc. All references to "Article,"
"Articles," "Section," "Sections," "Subsection," "Subsections," "paragraph" or "paragraphs" contained herein are, unless specifically indicated otherwise, references to articles, sections, subsections and paragraphs of this Agreement. All references to "Exhibits" or "Schedules" contained herein are references to "Exhibits" or "Schedules" attached hereto. All such Exhibits or Schedules are made a part hereof for all purposes, the same as if set forth herein verbatim, it being understood that, if any Exhibit or Schedule attached hereto which is to be executed and delivered contains blanks or is otherwise required to be updated from time to time, the same shall be completed correctly and in accordance with the terms and provisions contained herein and as contemplated herein prior to or at the time of the execution and delivery thereof.

         Section 10.15. Number and Gender of Words. Whenever the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

         Section 10.16. Service of Process. Borrower hereby waives personal service of any and all process upon it and irrevocably appoints Bruce B. Hart, as its registered agent for the purpose of accepting Service of Process within the State of Texas. Borrower also consents to Service of Process by Registered Mail directed to its address indicated above and service so made shall be deemed to be completed ten (10) days after the same shall have been posted. Lender agrees to promptly forward by registered mail (no return receipt required) any process served upon Bruce B. Hart, as agent for Borrower, at its address set forth herein.

         Section 10.17. LEGAL COUNSEL. BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL IN CONNECTION WITH ALL MATTERS
CONCERNING THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO THE NEGOTIATION, ACCEPTANCE AND EXECUTION OF THE AGREEMENT; THAT IT HAS RELIED UPON THE ADVICE OF ITS INDEPENDENT LEGAL COUNSEL IN AGREEING TO THE TERMS AND CONDITIONS HEREIN AND IN EXECUTING THIS AGREEMENT; AND THAT IT HAS FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT AS THE PRODUCT OF ARM'S LENGTH NEGOTIATIONS.

         Section 10.18. ENTIRETY; WRITTEN LOAN AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT BETWEEN THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS, IF ANY, RELATING TO THE SUBJECT MATTER HEREOF. THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

         Section 10.19. WAIVER OF JURY TRIAL. BORROWER AND LENDER EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, SUIT OR PROCEEDINGS (a) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR (b) IN ANY WAY

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CONNECTED WITH OR RELATED TO OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO
OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. BORROWER AND LENDER HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, SUIT OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL, WITHOUT A JURY, AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.























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



         IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

                                            BORROWER:

                                            PHY. MED., INC.



                                            By:           /s/ George C. Barker
                                               ---------------------------------
                                                 GEORGE C. BARKER, President

                                            GUARANTOR:



                                                          /s/ George C. Barker
                                            -----------------------------------
                                            GEORGE C. BARKER

                                            LENDER:



                                                          /s/ Patrick A. Luckett
                                            ------------------------------------
                                            PATRICK A. LUCKETT









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                 LIST OF EXHIBITS TO LOAN AND SECURITY AGREEMENT


A        -        Form of Note

B        -        Form of Opinion of Counsel to Borrower

C        -        Form of Guaranty Agreement

D        -        Form of Waiver and Consent of Landlord

















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